EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
Carolina First Corporation and Subsidiaries

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($ in thousands)                                   Three Months Ended    Nine Months Ended
                                                   September 30, 1997   September 30, 1997
                                                   ------------------   ------------------
EARNINGS:
  Income from continuing operations
     before income taxes........................       $  5,695             $  15,606

ADD:
  (a) Fixed charges.............................         18,219                49,731

DEDUCT:
  (a) Interest capitalized during year.........              --                    --
                                                      ---------            ----------
Earnings, for computation purposes.............        $ 23,914             $  65,337
                                                      =========            ==========
FIXED CHARGES:
  Interest on indebtedness, expenses or cap....        $ 17,967             $  48,996
  Portion of rents representative of the
     interest factor...........................             220                   638
  Amortization of debt expense.................              32                    97
                                                      -----------            ----------

Fixed charges, for computation purposes........        $ 18,219             $  49,731
                                                       ==========            ==========
Ratio of earnings to fixed charges.............            1.31 x                1.31 x
                                                      ==========           ===========
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